Exhibit 99

Contact:

J.P. Fielder

Exact Sciences Corp.

jpfielder@exactsciences.com

608-210-5220

For Immediate Release

Exact Sciences Completes 40,000 Cologuard Tests during First Quarter 2016

Revenue increases 244 percent year-over-year to $14.8 million;
Commercial strategy strengthened in 2016 with television advertising campaign

MADISON, Wis., May 3, 2016 — Exact Sciences Corp. (Nasdaq: EXAS) today announced that the company generated revenues of $14.8 million during its first quarter ended March 31, 2016, an increase of 244 percent compared to $4.3 million in the first quarter of 2015.  During the first quarter of 2016, the company completed approximately 40,000 Cologuard tests, an increase of more than 260 percent compared to approximately 11,000 tests completed in the same quarter of 2015. The cumulative number of physicians ordering Cologuard since launch expanded to more than 32,000.

“Our first quarter performance reflects sequential growth and another significant year-over-year increase, the result of continued progress optimizing the drivers of our commercial strategy,” said Kevin Conroy, chairman and CEO of Exact Sciences. “Throughout the quarter, our efforts were focused on delivering compelling marketing programs, improving salesforce effectiveness and securing broad commercial reimbursement for Cologuard. We are pleased with the progress being made in each area.”

The company recently completed a nine-week, five-market television advertising test. During the test period, there was, on average, a 50-percentage point increase in Cologuard orders and a 100-percentage point increase in new ordering physicians in the test markets versus control markets.

“Based on the results of the successful television advertising test, we’re launching a nationwide television campaign to expand patient awareness, secure new prescribing physicians and drive repeat orders of Cologuard,” Mr. Conroy said.

“Increasing commercial insurance coverage will be critical to driving long-term growth,” Mr. Conroy said, highlighting that Cologuard is now covered for 57 percent of its addressable population. Additionally, coverage of commercially-insured patients expanded to nearly 25 percent when the Harvard Pilgrim and Johns Hopkins Health Plans recently agreed to cover Cologuard. The company also expects to complete contracting with Anthem Central States, including plans in Ind., Ky., Mo., Ohio and Wis. With these additional states anticipated to go into effect June 1, 2016, 69 percent of Anthem’s 38 million members will reside in states where Exact Sciences is a participating in-network provider, broadening access to Cologuard for Anthem’s members who meet the indications for the test.

“As commercial insurance coverage increases, television advertising drives Cologuard orders, and our sales team continues to expand physician awareness, we believe that adoption will increase at a meaningful rate this year,” Mr. Conroy said.  The company continues to anticipate completing more than 240,000 Cologuard tests during 2016, generating revenue of $90 to $100 million. This outlook reflects the company’s expectation that the effectiveness of its national Cologuard television campaign will be similar to that experienced in its recently-completed five-market test.

Our compliance rate calculated as of March 31, 2016 was 69 percent. Cologuard’s patient compliance rate is derived from the number of valid tests reported divided by the number of collection kits shipped to patients during the 12-month period ending 60 days prior to March 31, 2016. The compliance rate remains almost twice that of reported colonoscopy uptake and significantly higher than fecal blood testing.

The company’s guidance for revenue and completed tests are forward-looking statements. They are subject to various risks and uncertainties that could cause the company’s actual results to differ materially from the anticipated targets. See the cautionary information about forward-looking statements in the “Safe-Harbor Statement” section of this news release.

Financial Results

Exact Sciences reported total revenues of $14.8 million for the first quarter of 2016, compared to $4.3 million for the same period of 2015.

For the first quarter of 2016, Exact Sciences reported a net loss of $47.5 million, or ($0.49) per share. The company reported a net loss of $35.8 million, or ($0.40) per share, for the same period of 2015.

Operating expenses for the first quarter of 2016 were $53.7 million, compared to $36.1 million for the same period in 2015.

Exact Sciences ended the first quarter of 2016 with cash, cash equivalents and marketable securities totaling $262.6 million, compared to $306.9 million at Dec. 31, 2015.

First-Quarter Conference Call & Webcast

Company management will host a conference call and webcast on Tuesday, May 3, 2016, at 10 a.m. ET to discuss first-quarter 2016 results. The webcast will be available at www.exactsciences.com. Domestic callers should dial 877-212-6082 and international callers should dial 707-287-9332.

An archive of the webcast and a replay of the conference call will be available at www.exactsciences.com or by calling 855-859-2056 domestically or 404-537-3406 internationally. The access code for the conference call and replay is 88226947. The conference call, webcast and replay are open to all interested parties.

About Cologuard

Cologuard was approved by the U.S. Food and Drug Administration in August 2014 and results from Exact Sciences’ prospective 90-site, point-in-time, 10,000-patient pivotal trial were published in the New England Journal of Medicine in March 2014. Cologuard is included in the colorectal cancer screening guidelines of the American Cancer Society and stool DNA is listed in the screening guidelines of the U.S. Multi-Society Task Force on Colorectal Cancer.

Cologuard is indicated to screen adults of either sex, 50 years or older, who are at average risk for colorectal cancer. Cologuard is not for everyone and is not a replacement for diagnostic colonoscopy or surveillance colonoscopy in high-risk individuals. False positives and false negatives do occur. Any positive test result should be followed by a diagnostic colonoscopy. Following a negative result, patients should continue participating in a screening program at an interval and with a method appropriate for the individual patient. Cologuard performance when used for repeat testing has not been evaluated or established. For more information about Cologuard, visit www.CologuardTest.com. Rx Only.

About Exact Sciences Corp.

Exact Sciences Corp. is a molecular diagnostics company focused on the early detection and prevention of the deadliest forms of cancer. The company has exclusive intellectual property protecting its noninvasive, molecular screening technology for the detection of colorectal cancer. Cologuard is included in the colorectal cancer screening guidelines of the American Cancer Society and stool DNA is included in the U.S. Multi-Society Task Force on Colorectal Cancer. For more information, please follow us on Twitter @ExactSciences or find us on Facebook.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or other comparable terms. All statements other than statements of historical facts included in this news release regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding 2016 guidance, expected numbers of completed and reported Cologuard tests, expected future operating results, anticipated results of our sales and marketing efforts, expectations concerning payor reimbursement and the anticipated results of our product development efforts. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: our ability to successfully and profitably market our products and services; the acceptance of our products and services by patients and health care providers; the willingness of health insurance companies and other payors to reimburse us for our performance of the Cologuard test; the amount and nature of competition from other cancer screening products and services; the effects of any healthcare reforms or changes in healthcare pricing, coverage and reimbursement; recommendations, guidelines and/or quality-of-care metrics issued by various organizations such as the U.S. Preventive Services Task Force, the American Cancer Society and the National Committee for Quality Assurance regarding cancer screening or our products and services; our ability to successfully develop new products and services; our success establishing and maintaining collaborative and licensing arrangements; our ability to maintain regulatory approvals and comply with applicable regulations; the impact of our nationwide television advertising campaign; anticipated contracts with Anthem and other health insurance companies; and the other risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

—Tables follow—

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Statements of Operation Data

(Amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2016	2015

Laboratory service revenue	$14,835	$4,266

Cost of sales	9,059	4,212
Gross margin	5,776	54

Operating Expenses:
Research and development	10,126	6,571
General and administrative	17,824	12,971
Sales and marketing	25,711	16,524
	53,661	36,066

Loss from operations	(47,885)	(36,012)

Investment income	466	222
Interest expense	(54)	(11)

Net loss	$(47,473)	$(35,801)

Net loss per share - basic and diluted	$(0.49)	$(0.40)

Weighted average common shares outstanding - basic and diluted	97,246	88,662

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Balance Sheet Data

(Amounts in thousands)

	March 31,	December 31,
	2016	2015
Assets
Cash and cash equivalents	$52,151	$41,135
Marketable securities	210,441	265,744
Accounts receivable	5,621	4,933
Inventory, net	8,157	6,677
Prepaid expenses and other current assets	7,722	7,375
Property and equipment, net	35,046	34,096
Other long-term assets	4,650	4,070
Total assets	$323,788	$364,030

Liabilities and stockholders’ equity
Total current liabilities	$24,678	$26,723
Long-term debt	4,750	4,789
Other long-term liabilities	4,893	4,601
Lease incentive obligation, less current portion	1,134	1,061
Total stockholders’ equity	288,333	326,856
Total liabilities and stockholders’ equity	$323,788	$364,030